Exhibit XIII

October 15, 2014

European Investment Bank
$1,000,000,000 2.500% Notes due 2024

Ladies and Gentlemen:

We have acted as United States counsel for the European Investment Bank (the “Bank”) in connection with the issue by the Bank of its $1,000,000,000 2.500% Notes due 2024 (the “Notes”), and the sale of the Notes to the several Underwriters named in Schedule II to the Underwriting Agreement (the “Underwriters”) dated October 8, 2014 (the “Underwriting Agreement”), between the Bank and the Underwriters.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:

(i)     the Treaty on the Functioning of the European Union, as amended and supplemented from time to time (the “Treaty”), and the Statute of the Bank set forth in a Protocol annexed to the Treaty, as amended (the “Statute”);

(ii)    the Underwriting Agreement;

(iii)   the Fiscal Agency Agreement dated as of November 23, 2011 (the “Fiscal Agency Agreement”), relating to the Notes, between the Bank and Citibank, N.A., London Branch, as Fiscal Agent (the “Fiscal Agent”);

(iv)   two certificates, signed by representatives of the Bank’s Office of the Secretary General, relating to (a) the signing of the Fiscal Agency Agreement and the Underwriting Agreement, (b) the issuance of the Notes, (c) the sale of the Notes to the Underwriters in accordance with the Underwriting Agreement and (d) the registration of the Notes under the U.S. Securities Act of 1933, as amended (the “Act”);

(v)    a specimen of the Notes;

(vi)   a copy, certified by the Deputy Director General of Governing Bodies and Senior Officer of Governing Bodies  of the Bank, of a list of the officials authorized to sign on behalf of the Bank;

(vii)  a signed copy of the authorization letter from the Bank to the Fiscal Agent dated the date hereof, with respect to the Notes;

(viii) Registration Statement No. 333-177074 covering the Notes, filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Act (such registration statement as amended on the date hereof is herein called the “Registration Statement”), and the related Prospectus dated November 21, 2011 (the “Basic Prospectus”) and the Prospectus Supplement dated October 8, 2014 (the “Prospectus Supplement”), each as filed with the Commission (the Basic Prospectus as supplemented by the Prospectus Supplement is hereinafter referred to as the “Final Prospectus”); and

(ix)   a signed copy of the opinion, dated the date hereof, of the Bank, acting through its Legal Directorate, addressed to the Underwriters, with respect to the Notes.

Based upon the foregoing and subject to the qualifications set forth herein, we are of opinion that:

1.  The Treaty, including the Statute, has been duly executed and ratified by all Member States (as defined in the Underwriting Agreement) and constitutes a legally binding obligation of such Member States under international law.

2.  The Notes have been duly and validly authorized and issued and the Notes, and all the covenants therein contained, constitute valid, legally binding and unconditional, direct and general obligations of the Bank in accordance with their terms; and the Notes conform in all material respects to the description thereof contained in the Final Prospectus.  In expressing the opinion set forth in this paragraph 2, we have assumed that the Notes herein referred to conform as to form to the specimen of the Notes examined by us and that the Notes have been signed and authenticated as provided in the Fiscal Agency Agreement, which facts we have not verified by an inspection of the individual Notes.

3.  The Underwriting Agreement has been duly authorized, executed and delivered by the Bank.

4.  The Fiscal Agency Agreement has been duly authorized, executed and delivered by the Bank and is a valid and legally binding agreement of the Bank.

5.  The Registration Statement and the Final Prospectus and their filing with the Commission have been duly authorized by and on behalf of the Bank and the Registration Statement has been duly signed, pursuant to such authorization, by and on behalf of the Bank, and the information in the Registration Statement and the Final Prospectus stated on the authority of the President has been stated by him in his official capacity as President thereunto duly authorized by the Bank; and all statements in the Registration Statement and the Final Prospectus with respect to the provisions of the Treaty and the Statute (except statements with respect to the laws of the Member States, as to which no opinion is expressed) are true and correct in all material respects.

6.  The Registration Statement and all amendments thereto relating to the Notes have been declared effective by the Commission.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.  In particular, we do not purport to pass on any matter governed by the Treaty, the Statute and the laws of the Member States.

In giving this opinion, we have, as to matters involving the Treaty and the Statute, assumed, without independent investigation, the correctness of, and take no responsibility for, the above-mentioned opinion of the Bank, acting through its Legal Directorate.

We are furnishing this opinion to you, as the several Underwriters, solely for your benefit. This opinion may not be relied upon by any other person (including by any person that acquires the Notes from the several Underwriters) or for any other purpose; provided that the Bank, acting through its Legal Directorate, may rely on this opinion exclusively for purposes of its own opinion mentioned above.  This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

The Underwriters named in Schedule II to the Underwriting Agreement dated October 8, 2014, between the European Investment Bank and such Underwriters

In care of:

J.P. Morgan Securities plc 25 Bank Street Canary Wharf London E14 5JP United Kingdom

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